ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                        FIRST ENTERTAINMENT HOLDING CORP.


         Pursuant to the provisions of the General Corporation Law of Nevada, First Entertainment Holding Corp. (the "Corporation") adopts the following Articles Of Amendment to the Articles Of Incorporation of the Corporation:

          1.   The name of the Corporation is First Entertainment Holding Corp.

          2. The following amendments to the Articles of Incorporation of the Corporation were adopted by the Corporation's stockholders on December 27, 2000 in the manner prescribed in the General Corporation Law of Nevada:

               (A) Article FIRST of the Articles Of Incorporation of the Corporation is hereby amended to read in its entirety as follows: "FIRST: The name of the Corporation is F2 Broadcast Network Inc."

               (B) The first paragraph of Article FOURTH of the Articles Of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                           "FOURTH.  CAPITAL  STOCK:  The  amount  of the  total
                  authorized capital stock of the Corporation is TWO MILLION FIVE THOUSAND DOLLARS ($2,005,000) consisting of Two Hundred Fifty Million (250,000,000) shares of one class of common stock of the par value of Eight Mills ($.008) each; and Five Million (5,000,000) shares of preferred stock of the par value of One Mill ($.001) each, to have the following preferences and such additional or different classes, series and preferences as the Board of Directors may determine from time to time:"

          The remaining paragraphs of Article FOURTH are not amended and remain in effect in their entirety.

          3. The number of shares of Common Stock of the Corporation outstanding and entitled to vote at the time of the adoption of the foregoing amendments was 39,249,212 shares of Common Stock, $.008 par value. There was no other class of shares of the Corporation entitled to vote on the amendments at the time of adoption of the foregoing amendments.

          4. By vote of the Corporation's stockholders owning a majority of the shares entitled to vote, which vote took place at a meeting of the stockholders held on December 27, 2000, 30,471,621 shares of the Corporation's common stock outstanding and entitled to vote at the time of adoption of these amendments were voted in favor of adoption of the amendment set forth above in Section 2(A) of these Articles Of Amendment, and 29,138,493 shares of the Corporation's common stock outstanding at the time of adoption of these amendments were voted in favor of adoption of the amendment set forth above in Section 2(B) of these Articles Of Amendment, which votes were sufficient to approve each of the foregoing amendments.



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     5.   The  amendments do not alter or change any  preference or any relative or other right given to any class or series of outstanding shares.

Date:  December ___, 2000                      FIRST ENTERTAINMENT HOLDING CORP.


                                           By:/s/ Howard B. Stern
                                             ----------------------------------
                                             Howard B. Stern,
                                             President and Chief Executive
                                             Officer

ATTEST:

/s/ Howard B. Stern
Howard B. Stern, Secretary